EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

(Par Value $1.00 Per Share)

OF

SMTEK INTERNATIONAL, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SMTEK International, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Company (the “Board of Directors”) by Article Four of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on September 4, 2003, adopted the following resolution creating a series of its preferred stock, par value $1.00 per share (“Preferred Stock”):

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates 250,000 shares of the Preferred Stock of the Corporation as “Series A Preferred Stock,” and the voting powers, designations, preferences, rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”) and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized and empowered on behalf of the Corporation and in its name to execute and file the Certificate of Designations with the Delaware Secretary of State:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series so designated shall be 250,000 (the “Series A Preferred Stock”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.  All shares of Series A Preferred Stock shall in all respects be equal, and shall have the voting powers, designations, preferences and relative, participating, optional, redemption, and other special rights, and limitations, restrictions and qualifications thereof, hereinafter set forth.  Except as otherwise indicated herein, capitalized terms shall have the meaning set forth in Section 11 hereof.

Section 2.  Dividends and Distributions.

(a)           Subject to the rights of the holders of any Senior Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, on January 1 of each year (each, a “Dividend Payment Date”), out of any assets legally available therefor, payable when, as and if declared by the Board, prior and in preference to any declaration or payment of any dividend on Junior Securities, dividends at the rate of 9% of the Purchase Price plus any accrued and unpaid dividends per annum (or portion thereof from the issuance date of such Series A Preferred Stock to the next Dividend Payment Date) on each outstanding share of Series A Preferred Stock (the “Annual Preference Dividend Amount”).  Such dividends shall accrue annually in arrears whether or not declared by the Board of Directors and shall be cumulative.  If dividends declared in respect of any previous or current annual dividend period shall have not been paid on all shares of Series A Preferred Stock at the Annual Preference Dividend Amount, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for any holders of shares of Junior Securities.

(b)           In addition to the Annual Preference Dividend Amount, if the Corporation declares and pays dividends or distributions on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends or distributions on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 6 immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends or distributions.

Section 3.  Voting Rights.

(a)           Except as provided herein or by law, each share of Series A Preferred Stock shall entitle the holder thereof on the record date to the number of votes, on all matters submitted to a vote of the Company’s stockholders, that equals the number of shares of Common Stock (including fractions of a share) into which such share of Series A Preferred Stock is convertible immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on such matters.

(b)           Except as otherwise provided herein, in the Certificate of Incorporation, in any other certificate of designations creating a series of Preferred Stock or any similar stock or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(c)           Except as expressly set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 5.  Liquidation, Dissolution or Winding Up.

(a)           Subject to the rights of the holders of any Senior Preferred Stock, upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be entitled to be paid, pari passu with any payment due to the holders of Parity Stock, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to 150% of the Purchase Price (the “Liquidation Preference”) plus all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any Junior Stock.  If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and any Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock and any Parity Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)           After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 5(a), the shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

Section 6.  Conversion.

(a)           Subject to the provisions of this Section 6, each share of Series A Preferred Stock shall be convertible, at any time and from time to time after the date of issuance of such Series A Preferred Stock until one day prior to the Redemption Date, if any, for such share of Series Preferred Stock, into fully paid and nonassessable shares of Common Stock (i) at the option of the holder thereof, or (ii) automatically upon the election of holders of at least a majority of the then outstanding Series A Preferred Stock to so convert.

(b)           Upon conversion, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible equals the (a) Purchase Price plus all accrued and unpaid dividends, divided by (b) the Conversion Price.  No accrued and unpaid Annual Preference Dividend Amount will be payable upon shares of Series A Preferred Stock that are converted.

(c)           No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation that such holder elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled hereunder and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender to the Corporation of the shares of Series A Preferred Stock to be converted, with all required documentation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(e)           The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series A Preferred Stock pursuant to this Section 6; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f)            If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately increased.

(g)           If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series A Preferred Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Series A Preferred Stock into a smaller number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately increased.

(i)            (i)            All calculations under this Section 6 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)           No adjustment in the Conversion Price or Purchase Price need be made if such adjustment would result in a change in such Conversion Price or Purchase Price, as applicable, of less than $0.01.  Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price or Purchase Price, as applicable.

Section 7.  Reorganization, Reclassification, Consolidation or Merger.  Any recapitalization, reorganization, reclassification, consolidation, merger or other transaction, in each case which, pursuant to state law, approval of the Board of Directors is required before any such recapitalization, reorganization, reclassification, consolidation, merger or other transaction can occur and which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent Liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”.  Subject to the Corporation’s right of redemption under Section 8, prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock, immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of Section 6, to the extent applicable, shall thereafter be applicable to any stock or securities received by the holders of Series A Preferred Stock in such Organic Change.  The Corporation shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) whose capital stock or assets the holders of Common Stock are entitled to receive as a result of such Organic Change, shall assume by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

Section 8.  Redemption.

(a)           Subject to any legal restrictions on the Corporation’s redemption of shares, at any time after the date that is 180 days after the Date of Issuance, the Corporation may from time to time redeem any or all of the outstanding shares of Series A Preferred Stock upon 20 days’ prior written notice to the record holders of the shares of Series A Preferred Stock (each, a Redemption Date”).

(b)           The redemption price for each share of Series A Preferred Stock shall be the Liquidation Preference, plus all accrued but unpaid dividends thereon to the Redemption Date.

Section 9.  Protective Provisions.  So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without first obtaining the approval of holders of the shares of Series A Preferred Stock holding at least 51% of the shares of Series A Preferred Stock then outstanding, take any action set forth below:

(a)           amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; or

(b)           authorize, establish, create or issue any series of Senior Preferred Stock.

Section 10.  Notices.  Notice to a holder of shares of Series A Preferred Stock is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the address of such holder as shown on the books of the Corporation.

Section 11.  Definitions.

(a)           “Common Stock” means the Corporation’s common stock, $0.01 par value per share.

(b)           “Conversion Price” shall initially be $2.00 per share of Series A Preferred Stock, as the same may be amended pursuant to the terms hereof.

(c)           “Date of Issuance” means the date on which the Corporation initially issues any share of Series A Preferred Stock, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(d)           “Junior Securities” means, collectively, the Common Stock and any other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock.

(e)           “Liquidation” means a voluntary or involuntary liquidation under applicable bankruptcy or reorganization laws, or the dissolution or winding up of the Corporation.

(f)            “Parity Stock” means any capital stock of the Corporation which expressly ranks pari passu with the Series A Preferred Stock.

(g)           “Purchase Price” means $2.00 per share of Series A Preferred Stock, as the same may be amended from time to time pursuant to the terms hereof.

(h)           “Senior Preferred Stock” means any Preferred Stock which would have a preference over the Series A Preferred Stock with respect to dividends or upon Liquidation.

IN WITNESS WHEREOF, SMTEK International, Inc. has caused this Certificate of Designations to be duly executed on September 5, 2003.

SMTEK INTERNATIONAL, INC.

By:	/s/ Kirk A. Waldron
Name:	Kirk A. Waldron
Title:	Senior Vice President and Chief Financial Officer